EXHIBIT 16.1

(ARTHUR ANDERSEN LLP LETTERHEAD)

Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, N.W.
Washington, D.C. 20549

May 29, 2002

Dear Sir:

We have read the first through fourth paragraphs of Item 4 included in the Form 8-K dated May 28, 2002 of WPS Resources Corporation and Wisconsin Public Service Corporation filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

ARTHUR ANDERSEN LLP

Copy to: Mr. Joseph P. O'Leary, WPS Resources Corporation